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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of OXiGENE, Inc. for the registration of its securities with an aggregate public offering price of $75,000,000 and to the incorporation by reference therein of our reports dated March 9, 2005, with respect to the consolidated financial statements OXiGENE, Inc., OXiGENE, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of OXiGENE, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP

Boston, Massachusetts
September 21, 2005